Comprehensive Credit Facility Agreement of Maximum Amount (“Credit Facility Agreement”) Entered into by and between Shenzhen BAK Battery Co., Ltd (“the Debtor”) and Shenzhen Longgang Branch, Shenzhen Development Bank (the “Creditor”) Dated December 8th, 2008

Main articles:
➢	Contract number: Shenfa Longgang Zongzi 20081203001;
➢	Maximum amount of credit facilities to be provided: RMB 150 million;
➢	Term: from December 8, 2008 to December 8, 2009.
➢	Purpose of the loan is to provide working capital for the Company;
➢
Remedies in the event of breach of contract include adjustment of the credit amount, suspension of credit, imposition of punitive interest and overdue interest, an increase of guarantee deposit and the call back of loan principal and interest before maturity.

Headlines of the articles omitted
➢	The procedure on using the comprehensive credit facility
➢	The declaration and promise of the debtor
➢	Transferring of the credit facility under the maximum amount
➢	Disputation settlement
➢	Validity
➢	Notification